Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND FULL YEAR 2016
Provides Outlook for Full Year 2017
Company to Present at the Raymond James Conference on March 8th

Syracuse, New York - (Business Wire) - March 2, 2017 - Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced financial results for the fourth quarter and full year 2016 ended January 1, 2017.

Highlights for the 13-week fourth quarter of 2016 versus the 14-week fourth quarter of 2015 include:

•
Restaurant sales increased 5.1% to $240.8 million from $229.1 million in the fourth quarter of 2015, including $66.5 million in sales from the 234 BURGER KING® restaurants acquired from 2014 to 2016(1). One additional operating week in 2015 contributed approximately $16.0 million to restaurant sales in the prior year period. On a comparable 13 week basis, total restaurant sales increased 13.0%;

•	Comparable restaurant sales (on a comparable 13-week basis) increased 3.2% compared to a 5.1% increase in the prior year period;

•
Adjusted EBITDA(2) was $20.4 million compared to $23.7 million in the prior year period. The Company estimates that the additional operating week in 2015 contributed approximately $4.0 million to Adjusted EBITDA;

•
Net income was $29.5 million, or $0.65 per diluted share, compared to net income of $7.0 million, or $0.16 per diluted share, in the prior year period. The significant increase in net income largely reflected a $30.4 million reversal of the valuation allowance previously established against net deferred income tax assets;

•
Adjusted net income(2) was $2.0 million, or $0.04 per diluted share, compared to adjusted net income of $6.5 million, or $0.14 per diluted share, in the prior year period which included the additional operating week ($2.5 million, or $0.06 per diluted share, after taxes).

Highlights for the 52-week full year 2016 versus the 53-week full year 2015 include:

•
Restaurant sales increased 9.8% to $943.6 million from $859.0 million, including $243.1 million in sales from BURGER KING® restaurants acquired from 2014 to 2016(1). The additional operating week in 2015 contributed approximately $16.0 million in restaurant sales;

•	Comparable restaurant sales increased 2.3% (on a comparable 52-week basis) compared to a 7.4% increase in the prior year;

•
Adjusted EBITDA(2) increased 16.6% to $89.5 million from $76.7 million in the prior year period. The Company estimates that the additional operating week in 2015 contributed approximately $4.0 million to Adjusted EBITDA;

•
Net income was $45.5 million, or $1.01 per diluted share, compared to net income of $4,000, or $0.00 per diluted share, in the prior year period. Net income in 2016 included a $30.4 million benefit from the reversal of the valuation allowance previously established against net deferred income tax assets, and net income in 2015 included a charge of $12.6 million related to the refinancing of the Company’s debt;

•
Adjusted net income(2) was $17.9 million, or $0.40 per diluted share, compared to adjusted net income of $13.4 million, or $0.30 per diluted share, in the prior year period which included the additional operating week ($2.5 million, or $0.06 per diluted share, after taxes).

(1)	“Acquired restaurants” refer to those restaurants acquired from 2014 through 2016. “Legacy restaurants” include all of the Company’s other restaurants including restaurants acquired before 2014.

(2)
Adjusted EBITDA, Restaurant-level EBITDA and Adjusted net income are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income or to income from operations in the tables at the end of this release.

At the end of the fourth quarter of 2016, Carrols owned and operated 753 BURGER KING® restaurants. On February 28, 2017, the Company completed the acquisition of 43 additional BURGER KING® restaurants in and around Cincinnati, Ohio and currently owns and operates 790 BURGER KING® restaurants.

Daniel T. Accordino, the Company's Chief Executive Officer said, “We were pleased to have been generally in line with our 2016 outlook for restaurant sales, comparable restaurant sales and Adjusted EBITDA, especially when considering the highly competitive and promotional environment that existed throughout the year. Adjusted EBITDA margin also improved for the year due primarily to lower commodity costs, namely ground beef, and from ongoing improvements to margins at our acquired restaurants.”

Accordino continued, “We posted a solid 3.2% comparable restaurant sales increase for the fourth quarter on top of the prior year period increase of 5.1%. Burger King’s promotional strategy continued to effectively focus on products that appeal to premium and value-driven customers while driving increases in both customer traffic and average check. Adjusted EBITDA margin, however, decreased in the fourth quarter largely due to the deleveraging of certain fixed costs due to one less operating week compared to the fourth quarter of 2015, along with the impact of ongoing labor cost pressures and higher advertising expense.”

Accordino concluded, “2016 marked another productive year as we continued to expand our footprint through accretive acquisitions and enhanced the quality of our asset base by continuing to execute our multi-year remodeling program. In 2016, we acquired 56 BURGER KING® restaurants and announced a 43-unit acquisition in December which we recently completed on February 28. We also completed 85 remodels and rebuilt or relocated another 8 restaurants, resulting in over 70% of our restaurants featuring the 20/20 design image at the end of the year. In 2017, we expect both remodeling and total capital expenditures to be lower than 2016 resulting in increased free cash flow that may be deployed to opportunistically acquire additional restaurants and to fund our planned development of new restaurants.”

Fourth Quarter 2016 Financial Results

Restaurant sales increased 5.1% to $240.8 million in the fourth quarter of 2016 compared to $229.1 million in the fourth quarter of 2015. Excluding the effect of the additional operating week in 2015, which contributed $16.0 million in sales, total restaurant sales increased 13.0% over the fourth quarter of 2015. Restaurant sales included $66.5 million in sales from the 234 BURGER KING® restaurants acquired from 2014 to 2016 and a comparable restaurant sales increase of 3.2%.

The comparable restaurant sales increase included a 3.1% increase at legacy restaurants and a 3.9% increase at comparable acquired restaurants (primarily the 2014 acquisitions). Average check increased 3.0% while customer traffic increased 0.2% from the prior year period.

Restaurant-Level EBITDA was $33.6 million in the fourth quarter of 2016, which included a $7.3 million contribution from the acquired restaurants, compared to Restaurant-Level EBITDA of $36.8 million in the fourth quarter of 2015. The additional operating week in 2015 contributed an estimated $4.4 million to Restaurant-Level EBITDA. Restaurant-Level EBITDA margin was 14.0% of restaurant sales and decreased 210 basis points from the prior year period including 87 basis points from the deleveraging of fixed costs due to the additional operating week in the year ago period. Restaurant-Level EBITDA margins were also impacted by the higher level of promotional activity, continued pressure on labor costs and higher advertising expense.

General and administrative expenses were $14.4 million in the fourth quarter of 2016 compared to $14.3 million in the fourth quarter of 2015. As a percentage of restaurant sales, general and administrative expenses decreased 24 basis points to 6.0% compared to the prior year period.

Adjusted EBITDA was $20.4 million in the fourth quarter of 2016 compared to $23.7 million in the fourth quarter of 2015. The Company estimates that the additional operating week in 2015 contributed approximately $4.0 million to Adjusted EBITDA. Adjusted EBITDA margin decreased 188 basis points to 8.5% of restaurant sales including a 109 basis point impact from one less operating week.

Income from operations was $6.1 million in the fourth quarter of 2016 compared to $11.6 million in the prior year period. This decrease primarily reflected one less operating week (approximately $4.0 million) and an increase in depreciation and amortization from the remodeling and acquisition of restaurants over the past two years.

Interest expense increased slightly to $4.7 million in the fourth quarter of 2016 from $4.5 million in the same period last year.

Net income was $29.5 million for the fourth quarter of 2016, or $0.65 per diluted share, compared to net income of $7.0 million, or $0.16 per diluted share, in the prior year period. This increase was primarily due to the $30.4 million reversal of the valuation allowance previously established against net deferred income tax assets

Adjusted net income was $2.0 million, or $0.04 per diluted share, compared to adjusted net income of $6.5 million, or $0.14 per diluted share, in the prior year period which included the additional operating week ($2.5 million, or $0.06 per diluted share, after taxes).

Excluding the $30.4 million tax benefit from the reversal of the valuation allowance on net deferred income tax assets, the provision for income taxes was $2.3 million for all of 2016. For comparability, Adjusted net income for 2016 and 2015 reflects a comparable provision for income taxes as if the valuation allowance had been reversed prior to 2015.

Full Year 2017 Outlook

The Company is providing the following guidance for 2017. In addition, while the Company may acquire additional BURGER KING® restaurants in 2017, this guidance does not include any impact from such potential transactions other than the recently completed acquisition of 43 restaurants in the Cincinnati market:

•	Total restaurant sales of $1.02 billion to $1.07 billion, including a comparable restaurant sales increase of 2% to 4%;

•	Commodity cost increase of 0% to 2% including a modest decrease in beef costs;

•	General and administrative expenses (excluding stock compensation and potential acquisition costs) of $54 million to $56 million;

•	Adjusted EBITDA of $90 million to $100 million;

•
Capital expenditures of approximately $55 million to $75 million which includes remodeling a total of 20 to 25 restaurants, the rebuilding of 5 to 7 restaurants and the construction of 7 to 15 new restaurants (including 2 to 3 relocations of existing restaurants). Capital expenditures also include $10 million to $12 million for non-recurring investments in new kitchen production and product holding systems, new training systems and certain POS system upgrades;

•	The opening of 7 to 15 new restaurants (including 2 relocations) and the closing of 20 to 25 existing restaurants; and

•	An effective income tax rate of 20% to 25%.

The Company has not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because it does not provide guidance for net income or for the various reconciling items. The Company is unable to provide guidance for these reconciling items since certain items that impact net income are outside of the Company’s control or cannot be reasonably predicted.

Conference Call Today

Daniel T. Accordino, Chief Executive Officer, and Paul R. Flanders, Chief Financial Officer, will host a conference call to discuss fourth quarter and full year 2016 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 888-337-8169 or for international callers by dialing 719-457-2702. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or for international callers by dialing 1-719-457-0820; the passcode is 8328119. The replay will be available until Thursday, March 9, 2017. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”.

Investor Conference Participation

Carrols also announced today that Paul R. Flanders, Chief Financial Officer, will be presenting at the Raymond James 38th Annual Institutional Investors Conference in Orlando, Florida on Wednesday, March 8, 2017 at 9:15 AM ET. Investors and interested parties may listen to a webcast of this presentation by visiting www.carrols.com under the tab "Investor Relations".

About the Company

Carrols is the largest BURGER KING® franchisee in the United States with 790 restaurants as of March 2, 2017 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	January 1, 2017	January 3, 2016	January 1, 2017	January 3, 2016
Restaurant sales	$240,826	$229,056	$943,583	$859,004
Costs and expenses:
Cost of sales	65,131	62,300	250,112	240,322
Restaurant wages and related expenses	76,460	70,815	297,766	267,950
Restaurant rent expense	16,737	14,995	64,814	58,096
Other restaurant operating expenses	38,335	35,467	148,946	135,874
Advertising expense	10,544	8,691	41,299	32,242
General and administrative expenses (b) (c)	14,395	14,252	54,956	50,515
Depreciation and amortization	12,682	10,629	47,295	39,845
Impairment and other lease charges	1,162	346	2,355	3,078
Other expense (income)	(697)	—	338	(126)
Total costs and expenses	234,749	217,495	907,881	827,796
Income from operations	6,077	11,561	35,702	31,208
Interest expense	4,700	4,543	18,315	18,569
Loss on extinguishment of debt	—	—	—	12,635
Income before income taxes	1,377	7,018	17,387	4
Benefit for income taxes	(28,085)	—	(28,085)	—
Net income	$29,462	$7,018	$45,472	$4

Basic and diluted net income per share (d) (e):	$0.65	$0.16	$1.01	$—
Basic weighted average common shares outstanding	35,257	35,038	35,178	34,959
Diluted weighted average common shares outstanding	44,850	44,698	44,851	44,623

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and twelve months ended January 1, 2017 included thirteen and 52 weeks, respectively. The three and twelve months ended January 3, 2016 included fourteen and 53 weeks, respectively.

(b)
General and administrative expenses include acquisition costs of $762 and $829 for the three months ended January 1, 2017 and January 3, 2016, respectively, and $1,853 and $1,168 for the twelve months ended January 1, 2017 and January 3, 2016, respectively.

(c)
General and administrative expenses include stock-based compensation expense of $426 and $367 for the three months ended January 1, 2017 and January 3, 2016, respectively, and $2,053 and $1,438 for the twelve months ended January 1, 2017 and January 3, 2016, respectively.

(d)	Basic net income per share was computed excluding income attributable to preferred stock and non-vested restricted shares.

(e)
Diluted net income per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	January 1, 2017	January 3, 2016	January 1, 2017	January 3, 2016
Restaurant Sales: (a)
Legacy restaurants	$174,349	$182,316	$700,532	$701,454
Acquired restaurants	66,477	46,740	243,051	157,550
Total Restaurant Sales	$240,826	229,056	943,583	$859,004
Change in Comparable Restaurant Sales (b)	3.2%	5.1%	2.3%	7.4%
Average Weekly Sales per Restaurant: (c)
Legacy restaurants	$25,523	$24,757	$25,772	$25,068
Acquired restaurants	23,545	22,248	23,759	22,561
Restaurant-Level EBITDA (d)
Legacy restaurants	$26,313	$30,629	$111,189	$107,093
Acquired restaurants	7,306	6,159	29,457	17,427
Total Restaurant-Level EBITDA	$33,619	$36,788	$140,646	$124,520
Restaurant-Level EBITDA margin (d)
Legacy restaurants	15.1%	16.8%	15.9%	15.3%
Acquired restaurants	11.0%	13.2%	12.1%	11.1%
All restaurants	14.0%	16.1%	14.9%	14.5%
Adjusted EBITDA (d)	$20,412	$23,732	$89,505	$76,737
Adjusted EBITDA margin (d)	8.5%	10.4%	9.5%	8.9%
Adjusted net income (d)	$2,024	$6,495	$17,860	$13,429
Adjusted diluted net earnings per share	$0.04	$0.14	$0.40	$0.30
Number of Restaurants:
Restaurants at beginning of period	734	660	705	674
New restaurants	1	—	4	—
Acquired restaurants	27	46	56	55
Closed restaurants	(9)	(1)	(12)	(23)
Sold restaurants	—	—	—	(1)
Restaurants at end of period	753	705	753	705

	At 1/1/17	At 1/3/16
Long-term Debt (e)	$223,559	$209,209
Cash	2,002	22,274

(a)	Acquired restaurants represent the 234 restaurants acquired in 20 acquisitions from 2014 through 2016.

(b)
Restaurants are generally included in comparable restaurant sales after they have been open or acquired for 12 months. For the three and twelve months ended January 1, 2017 the changes in comparable restaurant sales are calculated on a thirteen week and fifty-two week basis, respectively. For the three and twelve months ended January 3, 2016 the changes in comparable restaurant sales are calculated on a fourteen week and fifty-three week basis, respectively.

(c)	Average weekly restaurant sales are derived by dividing restaurant sales for the comparable 13-week or 52-week period by the average number of restaurants operating during such period.

(d)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level EBITDA, Restaurant-Level EBITDA margin and Adjusted net income are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of EBITDA, Adjusted EBITDA and Adjusted net income to net income, and to the Company's reconciliation of Restaurant-Level EBITDA to income from operations for further detail. Both Adjusted EBITDA margin and Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales for the respective group of restaurants. Adjusted diluted net earnings per share is calculated based on Adjusted net income.

(e)
Long-term debt (including current portion and excluding deferred financing costs) at January 1, 2017 included $200,000 of the Company's 8.0% Senior Secured Second Lien Notes, $13,500 of revolving credit borrowings, $3,020 of lease financing obligations and $7,039 of capital lease obligations. Long-term debt (including current portion and excluding deferred financing costs) at January 3, 2016 included $200,000 of the Company's 8.0% Senior Secured Second Lien Notes, $1,203 of lease financing obligations and $8,006 of capital lease obligations.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(in thousands, except per share data)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	January 1, 2017	January 3, 2016	January 1, 2017	January 3, 2016
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net income	$29,462	$7,018	$45,472	$4
Benefit for income taxes	(28,085)	—	(28,085)	—
Interest expense	4,700	4,543	18,315	18,569
Depreciation and amortization	12,682	10,629	47,295	39,845
EBITDA	18,759	22,190	82,997	58,418
Impairment and other lease charges	1,162	346	2,355	3,078
Acquisition costs (b)	762	829	1,853	1,168
Gains on partial condemnation and fires (c)	(697)	—	(1,603)	—
Litigation settlement (d)	—	—	1,850	—
Stock compensation expense	426	367	2,053	1,438
Loss on extinguishment of debt	—	—	—	12,635
Adjusted EBITDA	$20,412	$23,732	$89,505	$76,737

Reconciliation of Restaurant-Level EBITDA: (a)
Income from operations	$6,077	$11,561	$35,702	$31,208
Add:
General and administrative expenses	14,395	14,252	54,956	50,515
Depreciation and amortization	12,682	10,629	47,295	39,845
Impairment and other lease charges	1,162	346	2,355	3,078
Other expense (income)	(697)	—	338	(126)
Restaurant-Level EBITDA	$33,619	$36,788	$140,646	$124,520

Reconciliation of Adjusted Net Income: (a)
Net income	$29,462	$7,018	$45,472	$4
Benefit for income taxes (e)	(28,085)	—	(28,085)	—
Income before income taxes	1,377	7,018	17,387	4
Add:
Loss on extinguishment of debt	—	—	—	12,635
Impairment and other lease charges	1,162	346	2,355	3,078
Acquisition costs (b)	762	829	1,853	1,168
Gains on partial condemnation and fires (c)	(697)	—	(1,603)	—
Litigation settlement (d)	—	—	1,850	—
Income tax effect of above adjustments (f)	(466)	(447)	(1,693)	(6,415)
(Provision) benefit for income taxes (e)	(114)	(1,251)	(2,289)	2,959
Adjusted net income	$2,024	$6,495	$17,860	$13,429
Adjusted diluted net earnings per share (g)	$0.04	$0.14	$0.40	$0.30

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income which are non-GAAP financial measures. EBITDA represents net income before provision (benefit) for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition costs, stock compensation expense, loss on extinguishment of debt and other non-recurring income or expense. Restaurant-Level EBITDA represents income from operations as adjusted to exclude general and administrative expenses, depreciation and amortization, impairment and other lease charges and other expense (income). Adjusted net income represents net income as adjusted to exclude loss on extinguishment of debt, impairment and other lease

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(in thousands, except per share data)

charges, acquisition costs, the establishment and subsequent reversal of a valuation allowance on the Company's net deferred income tax assets and other non-recurring income or expense.
We are presenting Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income because we believe that they provide a more meaningful comparison than EBITDA and Net income of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and other expense (income), all of which are non-recurring at the restaurant level. Management believes that Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income, income from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income and EBITDA and Adjusted EBITDA, between Restaurant-Level EBITDA and income from operations, and between net income and Adjusted net income.

(b)
Acquisition costs for the periods presented include primarily legal and professional fees incurred in connection with restaurant acquisitions, which were included in general and administrative expense.

(c)
Includes gains of $0.7 million and $1.2 million in the three and twelve months ended January 1, 2017, respectively, related to insurance recoveries from fires at two of our restaurants and, for the twelve months ended January 1, 2017, a gain of $0.5 million related to a settlement for a partial condemnation on one of our operating restaurant properties.

(d)	Includes an expense of $1.85 million from a litigation settlement for the year ended January 1, 2017 .

(e)
The benefit for income taxes in 2016 reflects a $30.4 million tax benefit recorded in the fourth quarter of 2016 to reverse the previously recorded valuation allowance on net deferred income tax assets as well as the full year deferred income tax provision of $2.3 million which was recorded in the fourth quarter of 2016. For comparability, when presenting Adjusted Net Income, the (provision) benefit for income taxes reflects the deferred income tax (provision) benefit for each respective period as if the reversal of the valuation allowance on net deferred income tax assets had occurred prior to 2015.

(f)
The income tax effect related to the adjustments for loss on extinguishment of debt, impairment and other lease charges, acquisition costs, gains on partial condemnation and fires and litigation settlement during the periods presented was calculated using an effective income tax rate of 38%.

(g)	Adjusted diluted net earnings per share is calculated based on Adjusted net income and the diluted weighted average common shares outstanding for the respective periods.